Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Lordstown Motors Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2) (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Other	28,860,503	$0.35	$10,177,656.38	0.00011020	$1,121.58

Total Offering Amounts								$1,121.58
	Total Fees Previously Paid							—
Total Fee Offsets								—
Net Fee Due								$1,121.58

(1) Based on the Company’s reasonable good-faith estimate of the number of shares of Class A common stock issuable upon conversion (once such shares become convertible) of the Series A Convertible Preferred Stock (“Preferred Stock”) as of March 31, 2023. Beginning on the earlier of (i) the date of the second closing of Class A common stock under the Investment Agreement, dated November 7, 2022, between the Company and Foxconn Ventures Pte. Ltd. (the “Investment Agreement”) and (ii) November 7, 2023, and subject to the Ownership Limitations (as defined in the Investment Agreement), the Preferred Stock is convertible at the option of the holder into a number of shares of Class A common stock obtained by dividing the sum of the liquidation preference (i.e., $100 per share) and all accrued but unpaid dividends with respect to such share as of the applicable conversion date by the conversion price as of the applicable conversion date. The conversion price currently is $1.936 per share and is subject to customary adjustments. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions and, if prior to the completion of the distribution of such shares of Class A common stock, all shares of Class A common stock are combined by a reverse stock split into a lesser number of shares of Class A common stock, the number of undistributed shares of Class A common stock offered hereby shall be proportionately reduced. Shares of Class A common stock issuable upon conversion of the Preferred Stock that exceed the estimated amount provided above that are not covered by Rule 416 will be covered by a separate registration statement, including, if available, pursuant to Rule 462(b).

(2) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.35, which is the average of the high and low prices of the shares of the common stock on May 5, 2023 on the Nasdaq Global Select Market.

(3) The proposed maximum offering price per share of Class A common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such Class A common stock registered hereunder.